                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE TO
                               (AMENDMENT NO. 3)

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 26)

                Consolidated Capital Institutional Properties/3
                -----------------------------------------------
                       (Name of Subject Company (Issuer))

                       AIMCO Properties, L.P. -- Offeror
                       ---------------------------------
            (Names of Filing Persons (Identifying Status as Offeror,
                           Issuer or Other Person))

                           Limited Partnership Units
                           -------------------------
                          (Title of Class Securities)

                                      None
                                      ----
                       (CUSIP Number of Class Securities)

                                Patrick J. Foye
                  Apartment Investment And Management Company
                           Colorado Center, Tower Two
                  2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
                                 --------------
                (Name, address, and telephone numbers of person
              authorized to receive notices and communications on
                           behalf of filing persons)

                                    Copy To:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                         Los Angeles, California 90071
                                 (213) 687-5000

                           Calculation of Filing Fee

Transaction valuation*                  Amount of filing fee
----------------------                  --------------------
$21,685,246.80                          $4,337.05

* For purposes of calculating the fee only. This amount assumes the purchase of 204,577.8 units of limited partnership interest of the subject partnership for $106 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $4,337.05        Filing Party: AIMCO Properties, L.P.

Form or Registration No.: Schedule TO     Date Filed: July 26, 2000

                                  ----------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1

[ ] issuer tender offer subject to Rule 13e-4

[ ] going-private transaction subject to Rule 13e-3

[X] amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO PROPERTIES, L.P.
                  84-1275721

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  58,800.6 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  58,800.6 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  58,800.6 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 15.89%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO-GP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  58,800.6 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  58,800.6 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  58,800.6 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 15.89%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  178,455 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  178,455 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  178,455 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 47.12%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  INSIGNIA PROPERTIES, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))

                                                                         [ ]
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  119,654.4 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  119,654.4 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  119,654.4 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Approximately 31.23%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  AIMCO/IPT, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  119,654.4 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  119,654.4 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  119,654.4 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 31.23%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  COOPER RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  28,039.3 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  28,039.3 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  28,039.3 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Approximately 7.32%

14.      TYPE OF REPORTING PERSON

                  OO

CUSIP No. NONE

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  MADISON RIVER PROPERTIES, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                        (a) [ ]
                                                                        (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5. (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e))
                                                                            [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.       SOLE VOTING POWER
                  --

8.       SHARED VOTING POWER
                  46,747.4 Units

9.       SOLE DISPOSITIVE POWER
                  --

10.      SHARED DISPOSITIVE POWER
                  46,747.4 Units

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  46,747.4 Units

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                            [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  Approximately 12.20%

14.      TYPE OF REPORTING PERSON

                  OO

                   AMENDMENT NO. 3 TO TENDER OFFER STATEMENT/
                        AMENDMENT NO. 26 TO SCHEDULE 13D

         This Statement (the "Statement") constitutes (a) Amendment No. 3 to the Tender Offer Statement on Schedule TO of AIMCO Properties, L.P. (the "AIMCO OP"), relating to an offer to purchase units of limited partnership interest ("Units") of Consolidated Capital Institutional Properties/3 (the "Partnership"); and (b) Amendment No. 26 to the Schedule 13D (the "Schedule 13D") originally filed with the Securities and Exchange Commission (the "Commission") on December 19, 1994, by Madison River Properties, L.L.C. ("Madison River"), Insignia Properties, L.P. ("IPLP"), Insignia Properties
Trust ("IPT"), Insignia Financial Group, Inc. ("Insignia"), and Andrew L. Farkas, as amended by (i) Amendment No. 1, filed with the Commission on October 4, 1996, by Insignia, Liquidity Assistance, L.L.C. ("Liquidity"), Market Ventures, L.L.C. ("Market Ventures"), and Andrew L. Farkas, (ii) Amendment No. 2, filed with the Commission on April 28, 1997, by Insignia, IPLP, and Andrew
L. Farkas, (iii) Amendment No. 3, filed with the Commission on December 31, 1997, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (iv) Amendment No. 4, filed with the Commission on January 30, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (v) Amendment No. 5, filed with the Commission on February 9, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (vi) Amendment No. 6, filed with the Commission on February 13, 1998, by Madison River, IPLP, IPT, and Insignia, and Andrew L. Farkas, (vii) Amendment No. 7, filed with the Commission on March 2, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (viii) Amendment No. 8, filed with the Commission on March 24, 1998, by Madison River, IPLP, IPT, Insignia, and Andrew L. Farkas, (ix) Amendment No. 9, filed with the Commission on July 30, 1998, by Cooper River Properties, L.L.C. ("Cooper River"), IPLP, IPT, Insignia, and Andrew L. Farkas, (x) Amendment No. 10, filed with the Commission on August 18, 1998, by Cooper River, IPLP, IPT, Insignia, and Andrew
L. Farkas, (xi) Amendment No. 11, filed with the Commission on August 27, 1998, by Cooper River, IPLP, IPT, Insignia, and Andrew L. Farkas, (xii) Amendment No. 12, filed with the Commission on September 2, 1998, by Cooper River, IPLP, IPT, Insignia, and Andrew L. Farkas, (xiii) Amendment No. 13, filed with the Commission on September 9, 1998, by Cooper River, IPLP, IPT, Insignia, and Andrew L. Farkas, (xiv) Amendment No. 14, filed with the Commission on
September 21, 1998, by Cooper River, IPLP, IPT, Insignia, and Andrew L. Farkas,
(xv) Amendment No. 15, filed with the Commission on October 26, 1998, by
Madison River, AIMCO OP, AIMCO-GP, Inc. ("AIMCO-GP"), and Apartment Investment and Management Company ("AIMCO"), (xvi) Amendment No. 16, filed with the Commission on January 22, 1999, by Cooper River, IPLP, IPT, Madison River,
AIMCO OP, AIMCO-GP, and AIMCO, (xvii) Amendment No. 17, filed with the Commission on May 27, 1999, by Cooper River, Madison River, AIMCO/IPT, Inc. ("AIMCO/IPT"), IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xviii) Amendment No. 18, filed with the Commission on July 1, 1999, by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xix) Amendment No. 19, filed with the Commission on August 6, 1999, by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xx) Amendment No. 20, filed with the Commission on November 17, 1999 by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xxi) Amendment No. 21, dated December 16, 1999, by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP, and AIMCO, (xxii) Amendment No. 22, dated January 10, 2000, filed by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiii) Amendment No. 23, dated July 24, 2000, filed by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO, (xxiv) Amendment No. 24, dated

August 9, 2000, filed by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO and (xxv) Amendment No. 25, dated August 22, 2000, by Cooper River, Madison River, AIMCO/IPT, IPLP, AIMCO OP, AIMCO-GP and AIMCO.

                                  ----------

Item 12.  Exhibits.

         (a)(1) Offer to Purchase, dated July 24, 2000. (Previously filed.)

         (a)(2)            Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1)) (Previously filed.)

         (a)(3) Letter, dated July 24, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(4) Letter, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(5) Letter, dated August 15, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(6) Press release, dated August 21, 2000. (Previously filed.)

         (a)(7) Letter of Transmittal and related Instructions in connection with extension of tender offer period. (Previously filed.)

         (a)(8) Letter, dated August 21, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(9)            Supplement to Offer to Purchase, dated September 1,
                           2000.

         (a)(10) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

         (b)(2) Amended and Restated Credit Agreement, dated as of March 15, 2000, among AIMCO Properties, L.P., Bank of America, Bank Boston, N.A., and First Union National Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1999, is incorporated herein by this reference.)

         (b)(3) First Amendment to $345,000,000 Amended and Restated Credit Agreement, dated as of April 14, 2000, among AIMCO Properties, L.P., Bank of America, as Administrative Agent, and U.S. Bank National Association, as Lender. (Exhibit 10.4 to AIMCO's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated herein by this reference.)

         (d)               Not applicable.

         (g)               Not applicable.

         (h)               Not applicable.

         (z)(1) Agreement of Joint Filing, dated November 15, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, and Cooper River. (Previously filed.)

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 1, 2000
                                        AIMCO PROPERTIES, L.P.

                                        By: AIMCO-GP, INC.
                                               (General Partner)

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        COOPER RIVER PROPERTIES, L.L.C.

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        AIMCO/IPT, INC.

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        INSIGNIA PROPERTIES, L.P.

                                        By: AIMCO/IPT, INC.
                                            (General Partner)

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        MADISON RIVER PROPERTIES, L.L.C.

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        AIMCO-GP, INC.

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                        APARTMENT INVESTMENT
                                        AND MANAGEMENT COMPANY

                                        By: /s/Patrick J. Foye
                                            ------------------
                                            Executive Vice President

                                 EXHIBIT INDEX

         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------
         (a)(1)            Offer to Purchase, dated July 24, 2000. (Previously
                           filed.)

         (a)(2)            Letter of Transmittal and related Instructions.
                           (Annex II to Exhibit (a)(1)) (Previously filed.)

         (a)(3) Letter, dated July 24, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(4) Letter, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(5) Letter, dated August 15, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(6) Press release, dated August 21, 2000. (Previously filed.)

         (a)(7) Letter of Transmittal and related Instructions in connection with extension of tender offer period.
                           (Previously filed.)

         (a)(8) Letter, dated August 21, 2000, from AIMCO OP to the limited partners of the Partnership. (Previously filed.)

         (a)(9)            Supplement to Offer to Purchase, dated September 1,
                           2000.

         (a)(10) Letter, dated August 30, 2000, from AIMCO OP to the limited partners of the Partnership.

         (b)(2)            Amended and Restated Credit Agreement, dated as of
                           March 15, 2000, among AIMCO Properties, L.P., Bank of
                           America, Bank Boston, N.A., and First Union National
                           Bank. (Exhibit 10.20 to AIMCO Properties, L.P.'s
                           Annual Report on Form 10-K for the year ended
                           December 31, 1999, is incorporated herein by this reference.)

         (b)(3)            First Amendment to $345,000,000 Amended and Restated
                           Credit Agreement, dated as of April 14, 2000, among
                           AIMCO Properties, L.P., Bank of America, as
                           Administrative Agent, and U.S. Bank National
                           Association, as Lender. (Exhibit 10.4 to AIMCO's
                           Quarterly Report on Form 10-Q for the quarter ended
                           March 31, 2000, is incorporated herein by this reference.)

         (d)               Not applicable.

         (g)               Not applicable.

         (h)               Not applicable.

         (z)(1) Agreement of Joint Filing, dated November 15, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, IPLP, and
                           Cooper River. (Previously filed.)